ON LETTERHEAD
KPMG
CHARTERED ACCOUNTANTS
Box 10426, 777 Dunsmuir Street
Vancouver, BC  V7Y 1K3
Canada


INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Silverado Mines Ltd.


We consent to incorporation by reference in the Registration Statement on Form S-8 dated on or about July 9, 1996 of Silverado Mines Ltd. of our report dated January 19, 1996 (except as to note 6, which is as of February 23, 1996), relating to the consolidated balance sheets of Silverado Mines Ltd. as of November 30, 1995 and 1994, and the related consolidated statements of operations and accumulated deficit, cash flows and changes in share capital and capital surplus for each of the years in the three year period ended November 30, 1995, which report appears in the November 30, 1995 annual report on Form 10-K of Silverado Mines Ltd.

Our auditors' report relating to the financial statements referred to in the preceding paragraph is supplemented by a report entitled "Comments By Auditors For U.S. Readers On Canada-U.S. Reporting Conflict" that states that Canadian reporting standards do not permit reference to uncertainties such as the Company's ability to continue as a going concern as discussed in Note 1(a) to the consolidated financial statements, when the uncertainties are adequately disclosed in the financial statements and accompanying notes. Under United States reporting standards such uncertainties would be described in the auditors' report in an explanatory paragraph following the opinion paragraph.


/KPMG/
KPMG


Vancouver, Canada

Dated on or about July 9, 1996

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